MONAKER GROUP, INC. 8-K

Exhibit 99.1

Monaker Group to Begin Trading on NASDAQ Capital Market

WESTON, FL – February 22, 2018 – Monaker Group, Inc. (OTCQB: MKGI) (OTCQB: MKGID) (NASDAQ: MKGI) (NASDAQ: MKGID), a travel and technology company focused on the alternative lodging rental (ALR) market, announces today that it has been approved to list its common stock on the NASDAQ Capital Market.

The company expects its common stock to commence trading on the NASDAQ Capital Market at the market open on February 22, 2018 under the ticker symbol, “MKGID.” On or around March 12, 2018, the stock is expected to begin trading as “MKGI.”

“This up listing to NASDAQ reflects the significant progress we have made in strengthening our corporate governance, improving operating efficiencies, and positioning Monaker for growth and profitability,” commented company CEO, Bill Kerby. “In addition to improving trading liquidity for our shareholders, we expect this listing to provide greater awareness of our unique approach in the burgeoning alternative vacation rental market, and enable us to attract a broader audience in the investment community.”

Monaker Group is a technology-driven travel company focused on delivering innovation to the ALR market. The Monaker Booking Engine (MBE) delivers instant booking of more than one million vacation rental homes, villas, chalets, apartments, condos, resort residences and castles. The MBE offers travel distributors and agencies an industry-first: a customizable, instant-booking platform for alternative lodging.

For more information, visit www.monakergroup.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Monaker. These statements are only predictions and actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, some of which are out of our control. The potential risks and uncertainties include, among others, the expectations of future growth that may not be realized. These forward-looking statements are made only as of the date hereof, and Monaker undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Monaker’s annual, quarterly and special reports, proxy statements and other public filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the company’s Annual Report on Form 10-K for the period ended February 28, 2017 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available at www.sec.gov.

Company Contact:
Richard Marshall

Director of Corporate Development

Monaker Group, Inc.
Tel (954) 888-9779
Email contact

Investor Relations/Media Contacts:

CMA

Ronald Both or Grant Stude
Tel (949) 432-7557

Email contact

Chesapeake Group

Tel (410) 825-3930

Email contact